                                                                  CONFORMED COPY

                                                                    EXHIBIT 4.23

To:      JPMorgan Chase Bank (the ("LENDER")
         125 London Wall
         London EC2Y 5AJ

                                                                   6 August 2002

Dear Sirs

THE SWAP TRANSACTIONS LISTED IN SCHEDULE 1 AND ENTERED INTO BETWEEN THE COMPANY AND THE LENDER (THE "SWAPS")

1.       INTERPRETATION

         Terms defined in the syndicated credit facility agreement dated 25 March 1998 between Marconi Corporation plc (formerly known as The General Electric Company, p.l.c.), HSBC Investment Bank plc as agent and others (as amended from time to time, the "FACILITY AGREEMENT") shall, unless otherwise defined herein, have the same meaning when used in this letter.

2.       CLOSE OUT OF THE SWAPS

         We confirm our agreement to terminate the Swaps and any and all of the Lender's and the Company's payment obligations (whether absolute or contingent) thereunder with effect from 7 August 2002 (the "CLOSE OUT DATE"). As a consequence of such termination the net sum in an aggregate amount of $56,193,953.70 (the "SETTLEMENT AMOUNT") will become due from the Company to the Lender on the Close Out Date.

3.       DEEMED ADVANCE

         This Letter sets out our mutual agreement to treat the Settlement Amount as an advance (the "CLOSE OUT ADVANCE") deemed to have been lent to the Company by the Lender on the Close Out Date.

4.       INTEREST

         (a) Interest shall accrue on the Close Out Advance from and including the Close Out Date to (but excluding) the date on which the Close Out Advance is repaid in full at the rate per annum determined by the Lender to be the aggregate of:

                  (i) LIBOR (which shall be the interest rate per annum applicable to U.S. Dollar Advances under the Facility Agreement or, if (x) no such rate is calculated under the Facility Agreement, it shall be the rate offered by the Lender to prime banks in the London interbank market or, if (y) the interest rate applicable to Advances under the Facility Agreement falls to be determined pursuant to the provisions of Clause 13.3 (Alternative Rates) of the Facility Agreement, the interest rate applicable to the Close

                           Out Advance shall be the rate per annum which expresses the cost to the Lender of funding the Close Out Advance from whatever sources it may reasonably select with a view to providing funding at the lowest reasonable practicable rate);

                  (ii)     2.25 per cent. per annum; and

                  (iii) an amount (as determined by the Lender acting reasonably and calculated in accordance with the current LMA recommended formula) sufficient to indemnify the Lender for the costs (if any) imputed to the Lender of compliance with the requirements of the Financial Services Authority or the European Central Bank in respect of the Close Out Advance;

         (b) Interest payable on the Close Out Advance shall be calculated by reference to interest periods (each an "INTEREST PERIOD"):

                  (i) the first Interest Period shall commence on the Close Out Date and end on the day before the next Rollover Date for outstanding Advances under the Facility Agreement;

                  (ii) subsequent Interest Periods shall have a duration of one month or such other period as the Lender and the Company may agree; and

                  (iii) to the extent practicable, Interest Periods shall be managed in order to ensure that the last day of each Interest Period for the Close Out Advance shall fall on the due date for the payment of interest on the outstanding Advances under the Facility Agreement;

         (c)      Interest due from the Company under this Letter shall:

                  (i)      accrue from day to day at the rate calculated under
                           (a) above;

                  (ii) be payable in arrear on the last day of each Interest Period; and

                  (iii) be calculated on the basis of the actual number of days elapsed and a 360 day year.

5.       REPAYMENT

         The Close Out Advance shall be repayable by the Company (together with interest accrued thereon and any other amounts due or owing to the Lender under this Letter at such time) upon the demand of the Lender at any time (the "REPAYMENT DATE"), provided that the Lender shall not make demand until the earlier of:

         (a) the date on which the Agent serves notice of acceleration pursuant to the terms of the letter dated 22 March 2002 from the Company and Marconi plc to the Agent;

         (b) the date on which (i) a resolution is passed at a meeting of the Company for (or to petition for) its winding up, or (ii) the Company presents any petition for its winding up or administration, or (iii) an order for the winding up or

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                  administration of the Company is made, or (iv) analogous
                  procedures occur in relation to the Company in any other country (including without limitation any moratorium or suspension of payment proceedings and any voluntary or involuntary proceedings under the United States Bankruptcy
                  Code);

         (c) the date on which any scheme of arrangement in respect of the Company is not approved by the relevant class of creditors at the relevant meeting of creditors and/or such scheme is not sanctioned at the relevant court hearing; or

         (d) 25 March 2003 or such other date as the Company and the Lender may agree in writing;

6.       COSTS AND EXPENSES

         The Company shall promptly on demand pay the Lender the amount of all costs and expenses (including legal fees) reasonably incurred by any of them in connection with the negotiation, preparation, printing and execution of this Letter;

7.       ILLEGALITY

         If it becomes unlawful or contrary to any regulation in any jurisdiction for the Lender to give effect to any of its obligations as contemplated by this Letter or to fund or maintain the Close Out Advance, then the Lender may notify the Company accordingly and thereupon the Company shall, to the extent required and within the period allowed by such regulation or, if no period is allowed, forthwith, repay the Close Out Advance (together with interest accrued thereon and any other amounts due or owing to the Lender under this Letter at such time) PROVIDED THAT, without in any way limiting, reducing or otherwise qualifying the rights of the Lender, the Lender shall promptly upon becoming aware of the same notify the Company thereof and the Lender shall endeavour to transfer its rights and obligations in respect of the Close Out Advance to another financial institution not affected by the circumstances giving rise to such illegality, and shall otherwise take such reasonable steps as may be open to it to mitigate such circumstances. The Lender is not, however, required to take any action which would be prejudicial to it or which would conflict with its general banking policies, or give rise to any material cost or expense;

8.       PARI PASSU STATUS

         All claims of the Lender under this Letter shall rank pari passu with the claims of the Finance Parties under the Facility Agreement;

9.       TRANSFER

         The Lender may, following reasonable consultation with the Company, assign, transfer, novate or dispose of any of, or any interest in, its rights and/or obligations under this Letter to an Affiliate or to another bank or financial institution;

10.      CONFIDENTIALITY

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         The Lender may disclose to any of its Affiliates or any person with whom it is proposing to enter, or has entered into, any kind of transfer, participation or other agreement in relation to this Letter:

         (i)      a copy of this Letter; and

         (ii) any information which the Lender has acquired under or in connection with this Letter;

         PROVIDED THAT the Lender shall not disclose any such information to a person unless that person has provided to the Company a confidentiality undertaking addressed to the Company in such form as the Company may reasonably require.

11.      DEFAULT INTEREST

         (a) If the Company fails to pay any amount payable by it under this Letter, it shall forthwith on demand by the Lender pay interest on the overdue amount from the due date up to the date of actual payment, both before and after judgment, at a rate (the "DEFAULT RATE") determined by the Lender to be one per cent. per annum above the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Close Out Advance in the currency of the overdue amount for such successive Interest Periods of such duration as the Lender may determine (each a "DESIGNATED TERM").

         (b) The default rate will be determined two Business Days before the first day of the relevant Designated Term.

         (c) Default interest will be compounded at the end of each Designated Term.

12.      TAXES

         (a) All payments by the Company under this Letter shall be made free and clear of and without deduction for or on account of any Applicable Taxes (and for the purposes of this Letter, the reference to "Borrower" in the definition of Applicable Taxes in the Facility Agreement shall be deemed to be a reference to the Company) except to the extent that the Company is required by law to make payment subject to any Applicable Taxes. Subject to paragraph (b) below, if any Applicable Taxes or amounts in respect of Applicable Taxes must be deducted or withheld from any amounts payable or paid by the Company to the Lender under this Letter, the Company shall pay such additional amounts as may be necessary to ensure that the Lender receives and retains (after any deduction or withholding in respect of such additional amounts) a net amount equal to the full amount which it would have received and so retained had payment not been made subject to Applicable Taxes.

         (b) The Company is not obliged to pay any additional amount pursuant to paragraph (a) above in respect of any deduction which would not have been required if the Lender had obtained any exemption from the deduction or withholding of Applicable Taxes which it is able to obtain.

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         (c)      The Company will, within thirty days of the later of:

                  (i) any payment being made in respect of which tax is required by law to be deducted or withheld; or

                  (ii) the date on which the Company is required to account for the amount deducted or withheld to the appropriate tax authority,

                  deliver to the Lender evidence (including any relevant tax receipts) that the amount deducted or withheld has been duly accounted for to the appropriate tax authority.

         (d) The provisions of Clause 12.2 (a) (Qualifying Bank) of the Facility Agreement shall apply in the same manner to the Company's obligations under this paragraph 2 (with such conforming changes as may be necessary to give effect to the provisions of this Letter and the transactions contemplated hereunder, including without limitation:

                  (i) references to the "Signing Date" shall be deemed to be references to the date of this Letter;

                  (ii) references to "Bank" and "Obligor" shall be deemed to be references to respectively the Lender and the Company; and

                  (iii) sub-paragraph (iii) of Clause 12.2(a) of the Facility Agreement shall be deemed to refer to an assignment, transfer, novation or disposition by the Lender pursuant to paragraph 9 of this Letter).

         (e) The provisions of Clause 12.5 (Tax Credit) of the Facility Agreement shall apply in the same manner to any payment made by the Company pursuant to this paragraph 2 (with such conforming changes as may be necessary to give effect to the provisions of this Letter and the transactions contemplated hereunder, including without limitation:

                  (i) references to "Obligor" shall be deemed to be references to the Company;

                  (ii) references to "Finance Party" and "Bank" shall be deemed to be references to the Lender;

                  (iii) references to "Finance Document" shall be deemed to be references to this Letter; and

                  (iv) references to all or any part of Clause 12 of the Facility Agreement shall be deemed to be references to paragraph 2 of this Letter).

13.      INCREASED COSTS

         (a) Subject to paragraph (c) below, the Company shall within five Business Days of demand by the Lender pay the Lender the amount of any increased cost incurred by it or any of its holding companies as a result of any change in (or change in any official or judicial interpretation of) or introduction of any law or regulation

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

                  (including any relating to taxation or reserve asset, special deposit, cash ratio, liquidity or capital adequacy requirements or any other form of banking or monetary control).

                  For the purposes of this Letter "INCREASED COST" shall have the meaning given to such term in Clause 15.1(b) of the Facility Agreement, PROVIDED THAT:

                  (i) references to "Finance Party" or "Party" shall be deemed to be references to the "Lender";

                  (ii) references to "Advance(s)" shall be deemed to be references to the Close Out Advance; and

                  (iii) references to "Agreement" shall be deemed to be references to this Letter.

         (b) The Lender shall notify the Company promptly upon becoming aware that it has incurred an increased cost as a result of any law or regulation referred to in paragraph (a) above and shall provide calculations in reasonable detail of the basis of such increased cost and its allocation to this Letter.

         (c)      Paragraph (a) does not apply to any increased cost:

                  (i) compensated for by the payment of the costs referred to in sub-paragraph (a)(iii) of paragraph 4 of this Letter; or

                  (ii) any part of which is attributable to the delay by the Lender in notifying the Company of the increased cost; or

                  (iii) attributable to any tax or amounts in respect of tax which must be deducted from any amounts payable or paid by the Company to the Lender under this Letter (or which would have been payable but for paragraph 12(d); or

                  (iv) which is, or is attributable to, any tax on the overall net income, profits or gains of the Lender or any of its holding companies (or the overall net income, profits or gains of a division or branch of the Lender or any of its holding companies); or

                  (v) resulting from the Lender breaching a regulation imposed on it after the date of this Letter by any fiscal, monetary or other regulatory authority.

14.      ENFORCEMENT COSTS

         The Company shall within five Business Days of demand pay to the Lender the amount of all reasonable costs and expenses (including legal fees) properly incurred by it in connection with the enforcement of, or the preservation of any rights under this Letter.

15.      STAMP DUTIES

         The Company shall pay and within five Business Days of demand indemnify the Lender against any liability it incurs in respect of any stamp, registration and similar tax which is or becomes payable in the U.K. directly attributable to the entry into, performance or

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

         enforcement of this Letter (other than in respect of any assignment, transfer, novation or disposition by the Lender pursuant to paragraph 9 of this Letter).

16.      MISCELLANEOUS PROVISIONS

         The provisions of Clauses 27.3 (Waivers and remedies cumulative) and 32 (Severability) of the Facility Agreement shall apply in the same manner to this Letter, with such conforming changes as may be necessary, including without limitation:

         (i) references to the "Finance Documents" shall be deemed to be references to this Letter; and

         (ii) references to the "Finance Party" shall be deemed to be references to the Lender.

17.      NOTICES

         Any notice or demand to be served by one person on another pursuant to this Letter may be served by leaving it at the address specified below (or such other address as such person may have most recently specified) or by letter posted by prepaid first-class post to such address (which shall be deemed to have been served on the second Business Day following the date of posting), or by fax to the fax number specified below (or such other number as such person may most recently have specified) (which shall be deemed to have been received when actually received by the recipient marked for the attention of the department or officer (if any) specified by the recipient for such purpose).

         Address for notices:

         COMPANY:

         Address:            1 Bruton Street
                             London W1J 6AQ

         Fax:                (020) 7493 1974

         Attention:          Group Treasurer/Group Assistant Treasurer

         THE LENDER

         Address:            125 London Wall
                             London EC2Y 5AJ

         Fax:                020 7777 4783

         Attention:          Mike Wharrad/Kay Walsh


18.      REPRESENTATIONS

         The Company hereby represents to the Lender that:

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

         (a) it has been duly incorporated in accordance with its laws of its place of incorporation and is validly existing;

         (b) this Letter is within its powers and the execution, delivery and performance thereof has been duly authorised;

         (c) this Letter constitutes its legal, valid, binding and enforceable obligation (subject to applicable bankruptcy, reorganisation, insolvency, moratorium or similar laws affecting creditors' rights generally and subject, as to enforceability, to equitable principles of general application); and

         (d) this Letter and the transactions contemplated thereunder do not and will not contravene in any material respect (i) its constitutional documents, (ii) any law or regulation in its country of incorporation, or (iii) any loan stock, debenture, mortgage in respect of Borrowings to which it is a party.

19.      COUNTERPARTS

         This Letter may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Letter.

20.      GOVERNING LAW AND JURISDICTION

         This Letter shall be governed by English Law and, for the Lender's benefit, the English courts shall have exclusive jurisdiction to settle any dispute which may arise from or in connection with it.

Please confirm your agreement to the above by signing and returning to us the enclosed copy of this Letter.

Yours faithfully

Steve Hare (signed)
-------------------

For and on behalf of
MARCONI CORPORATION PLC

We hereby agree the above.

Mike Wharrad (signed)
---------------------

For and on behalf of
JPMORGAN CHASE BANK

                                   SCHEDULE 1

                                   "THE SWAPS"

INTEREST RATE SWAPS PURSUANT TO THE ISDA MASTER AGREEMENT DATED 30 SEPTEMBER
1999

REFERENCE NUMBER                      EFFECTIVE DATE                      NOTIONAL AMOUNT
237458                                 1 July 1998                        USD250,000,000

238342                                 1 July 1998                        USD125,000,000

240076                                 1 July 1998                        USD125,000,000

FOREIGN EXCHANGE SWAPS

REFERENCE NUMBER                      MATURITY DATE                       NOTIONAL AMOUNT
55923421                              30 August 2002                     USD5,218,831.75 at
                                                                         USD1.4040
                                                                         (GBP3,717,116,63)

46758691                              30 August 2002                     USD3,345,058.15 at
                                                                         USD1.3935
                                                                         (GBP2,400,472.30)

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